                             DYNATEC INTERNATIONAL, INC.
                             3820 West Great Lakes Drive
                              Salt Lake City, UT 84120
                                    (801) 973-9500
                                    (800) 722-7425

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The annual meeting of Stockholders of Dynatec International, Inc., will be held at the Company headquarters, 3820 West Great Lakes Drive, Salt Lake City, Utah on November 12, 1996 at 2:00 p.m., local time, for the following purposes.

    1.  To elect the directors of the Corporation

    2. To approve the appointment by the Board of Directors of the firm of Kartchner & Purser to audit the books and accounts of the Corporation for the current fiscal year.

    3. To approve the 1996 Employee Incentive Stock Option Plan of the Corporation.

    4. To transact any such other business as may come before the meeting or any adjournment thereof.

    The close of business on August 30, 1996 has been fixed as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

    It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own, or for which you have voting rights. To make sure your shares are represented, please complete and mail the enclosed proxy.

    Dated this 30th day of August, 1996.

                       BY THE ORDER OF THE BOARD OF DIRECTORS



                       ----------------------------------------------
                                      David J. White, Secretary

                             DYNATEC INTERNATIONAL, INC.
                             3820 West Great Lakes Drive
                             Salt Lake City, Utah  84120
                            Telephone No.  (801) 973-9500
                            Toll Free No.  (800) 722-7425

                                   PROXY STATEMENT

    This Proxy Statement is furnished to the stockholders of Dynatec International, Inc., a Utah Corporation, (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders ("the Meeting") of the Company to be held on Tuesday, November 12, 1996, and any adjournment thereof. A copy of the Notice of Meeting accompanies this Proxy Statement.

    Only Stockholders of record at the close of business on August 30, 1996, the record date for the meeting will be entitled to notice of and to vote at the Meeting. On the record date, August 30, 1996, the Company had issued 945,423 shares of common stock. Each share of stock is entitled to one vote. All abstentions and broker non-votes shall not be counted as votes either for or against a proposal.

    Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the Proxy.

    The Board of Directors does not know of any matters other than those outlined in the Notice of Annual Meeting of Stockholders that are expected to be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, the persons named in the accompanying Proxy intend to vote thereon in accordance with their own business judgement.

    Directors of the Company will be elected by a plurality vote of the outstanding shares of common stock present and entitled to vote at the meeting.

                                  CORPORATE MATTERS

    The Company will bear the cost of the Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their expense.

    All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of the Company intend to vote in favor of all proposals.

                                ELECTION OF DIRECTORS

At the meeting, five (5) directors are to be elected, each to hold office until the next annual meeting and until his respective successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which the management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the management prior to or at the meeting, or, if no substitute is selected by the management prior to or at the meeting, for a motion to reduce the membership of the Board to the number of nominees available.

    The information contained in this Proxy Statement concerning the nominees and their security holdings has been furnished by them to the Company.

                        DIRECTORS AND DIRECTOR NOMINEE'S


Name and Office                        Principal Occupation During
Held in the                            the past Five Years and Other
Corporation                   Age      Directorships
- ---------------               ---      -----------------------------
Donald M. Wood                 51      Chief Executive Officer of the Company since
  Chief Executive Officer              November 1995; President and CEO from 1982
  Director and                         until November 1995, officer and
  Director Nominee                     director of Softalk, Inc. Since July,
                                       1982; prior to 1982, employed by Bank of
                                       America, N.T. & S.A. serving as Vice
                                       President and head of the Sao Paulo, Brazil
                                       Office.

Fredrick R. Jack               53      President of Dynatec since November 1995.
  President                            Executive Vice-President of Dynatec since
  Director and                         December of 1994. Vice-President of Marketing
  Director  Nominee                    of Dynatec since April, 1983 and
                                       Secretary of Dynatec since April, 1985.
                                       Mr. Jack also serves as President and a
                                       Director of Softalk, Inc., a wholly owned
                                       subsidiary of Dynatec. Prior to April, 1983,
                                       Mr. Jack served as the Vice President of
                                       Marketing for Softalk, Inc.

Reed Newbold                   51      Independent financial planner and consultant,
  Director and                         Mr. Newbold  served as an assistant
  Director Nominee                     Vice-President of Tracy Collins Bank & Trust
                                       in 1987.  He was also employed as a mortgage
                                       loan officer with Salt Lake Mortgage in 1985 &
                                       1986, and as the Executive V.P. of Heritage
                                       Bank from 1981 to 1985.

Frederick W. Volcansek         51      Mr. Volcansek is an International Market
  Director and                         Development Consultant who provides
  Director Nominee                     services to Fortune 500 companies.  Mr.
                                       Volcansek was U.S. Deputy Under Secretary
                                       of Commerce in Washington from 1988 until
                                       1992.

David J. White                 39      Secretary of the Company since November
Executive Vice-                        1995. Executive Vice-President of Dynatec
  President, Secretary                 since December 1994. Vice-President of
                                       Finance of Dynatec since December 1987,


  Director and                         Controller of Dynatec from February 1985
  Director Nominee                     until December 1987,  Mr. White is a
                                       licensed Certified Public Accountant in
                                       the State of Utah.


    Mr. Wood was originally elected as a director of the Company in April, 1983. Mr. Jack was initially elected as a director in April, 1987. Mr. Newbold and Mr. Volcansek were elected to the Board in December 1988. Mr. White was elected to the Board of Directors by Board action in November 1991.

    All directors and executive officers have filed all applicable section 16 reports as required.

                        OTHER INFORMATION REGARDING THE BOARD

    The Board of Directors of the Company held five meetings in the six month transitional period ended December 31, 1995. None of the directors participated in less than 75% of the meetings held during the year. During the the six month transitional period ended December 31, 1995, each Board member was paid $2,000 for each of the meetings attended.

    None of the directors, officers, or 5% owners of the stock of the Company is involved in any significant legal proceedings adverse to the Company, or has a material interest adverse to the Company.


                    APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    A proposal will be presented at the meeting to approve the appointment of Kartchner & Purser as the Company's independent public accountants.


                      1996 EMPLOYEE INCENTIVE STOCK OPTION PLAN

    At a regularly scheduled meeting of the Board of Directors held on February 27, 1996 the board approved the adoption of a 1996 Employee Incentive Stock Option Plan.

    The plan involves the granting of an option to purchase 200,000 shares of the authorized common stock of the company. The exercise price of the options is required to be the fair market value of the stock as of the date of grant, except in the case of beneficial owners, in which case the exercise price must be no less than 110% of fair market value of the stock. Fair market value is defined as the bid price on the date of grant of the option.

    The intention of management is to use the plan to retain and reward key employees of the company.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                   AND MANAGEMENT

    The following chart sets forth the ownership or claimed ownership of certain individuals and entities. This chart discloses those persons known by the Board of Directors to have, or to claim to have, beneficial ownership of more than 5% of the outstanding shares of the common stock of the Company as of the record date; of all directors of the Company; and of the directors and officers of the Company as a group.
                                            Amount and          Percent
                                            Nature of           of Class
Name and Address of                         Beneficial          as of
Beneficial Owner                            Ownership           4/12/96
- -------------------                         ----------          --------

Ditta Limited Partnership                   45,887 (1)            4.9%
1819 E. Southern
Mesa, AZ 85204

WAC Research, Inc.                         228,700 (2)           24.2%
1553 East Hackamore
Mesa, AZ 85203

Donald M. Wood                             159,262 (3)           16.8%

Fredrick R. Jack                            16,006                1.7%

David J. White                              14,000                1.5%

Reed Newbold                                 2,200                (4)

All directors and
officers as a
group (five persons)                       420,168 (5)           44.4%
______________

    (1)  Ditta Limited Partnership is an Arizona limited partnership.
    (2) WAC Research is owned equally by Mr. Donald M. Wood and Annalee Wood, wife of Mr. Donald M. Wood.
    (3) This reflects the 112,471 shares owned by Annalee G. Wood, wife of Donald M. Wood, the 8,000 shares held by dependent children of Mr. Wood and the 38,791 shares held by Mr. Wood. Mr. Wood is also deemed the beneficial owner of the 228,700 shares owned by WAC Research, Inc.
    (4)  Ownership is less than 1% of the outstanding shares of the Company.
    (5)  Includes WAC Research shares, as explained in note (3) above.

                                EXECUTIVE COMPENSATION

    The table set forth below contains information about the remuneration received and accrued during the last calendar year and prior two calendar years from the Company and its subsidiaries by each of the most highly compensated executive officers of the Corporation whose remuneration for that year exceeded $100,000.


                              Dynatec International, Inc
                              Summary Compensation Table

                                                         Long Term Compensation
                     Annual Compensation                 Awards                                  Payouts
         (a)                 (b)      (c)      (d)       (e)       (f)          (g)          (h)       (I)
                                                         Other
                             Year                        Annual    Restricted   (3)                    All other
                             Ended             (2)       Compen-   Stock        Options/     LTIP      Compen-
Name and                     Decem.   Salary   Bonus     sation    Award(s)     SARs         Payouts   sation
Principal Position           31       ($)      ($)       ($)(1)    ($)          (#)          ($)       ($)(4)
- ----------------------------------------------------------------------------------------------------------------
Donald M. Wood               1995     194,330    1,421   12,000                    -          -         -
- - Chief Executive            1994     159,421   21,600    5,000                    -
   Officer                   1993     172,633   23,467    7,000    n/a          18,000       n/a       (4)

F. Randy Jack                1995     142,215    1,522   12,000                    -          -         -
- - President                  1994     122,722   15,840    5,000                    -
                             1993     130,471   18,993    7,000    n/a          13,000       n/a       (4)

David J. White               1995      94,312    1,218   10,000                    -          -         -
- - Executive                  1994      80,850   10,368    5,000                    -
   Vice President            1993      91,998   14,289    7,000    n/a          10,000       n/a       (4)

    (1) Total cash compensation shown above does not include the value of company owned vehicles and insurance payments made on behalf of officers. Such items are included on the individual officers W-2's. The amounts shown as other annual compensation are directors fees received during the calendar year.

    (2) Bonus compensation includes time in service bonus and merit bonus at discretion of the Board of Directors.

    (3) Stock options were awarded pursuant to the 1987 and 1989 Incentive Stock Option Plans.

                        Option/SAR Grants in Last Fiscal Year

                                  Individual Grants
- -----------------------------------------------------------------------------

     (a)              (b)             (c)             (d)             (e)
                                Percent of Total
                                 Options/SARs
                    Options/      Granted to
                      SARs       Employees in   Exercise or Base  Expiration
  Name             Granted (#)   Fiscal Year      Price ($/Sh)       Date
Donald M. Wood          -             -                -              -
F. Randy Jack           -             -                -              -
David J. White          -             -                -              -
- -----------------------------------------------------------------------------

    (4) Mr. Wood, Mr. Jack and Mr. White have respectively five, four and three years employment contracts with the Company. The contracts call for annual renewals. The contracts may be terminated with written notice prior to year-end and severance would be equal to the remaining term of the contract. Compensation to be paid under the contracts is equal to current base salary as well as vacation, health insurance, vehicle privileges and an annual cost of living increase. In the event of a merger, acquisition or transfer of assets the contract must then be honored by the surviving entity.

    In September 1986, the Company's stockholders approved an Incentive Stock Option Plan (the "1987 Plan"), for the benefit of the officers and employees of the Company, and of its subsidiaries. No formal criteria was established to determine the amount of benefits to be granted pursuant to the 1987 Plan. Also, in March, 1990, the Company's stockholders approved an additional Incentive Stock Option Plan (the "1989 Plan") for the benefit of the officers and managers of the Company. Formal criteria tied to profitability were established to determine the benefits to be granted under the 1989 plan. The Plans provide that options are granted at exercise prices equal to the market value as of the date the option is granted. As of the proxy date, all shares have been granted and exercised under these plans.

    At a regularly scheduled meeting of the Board of Directors held on February 27, 1996 the board approved the adoption of a 1996 Employee Incentive Stock Option Plan.

    The plan involves the granting of an option to purchase 200,000 shares of the authorized common stock of the company. The exercise price of the options is required to be the fair market value of the stock as of the date of grant, except in the case of beneficial owners, in which case the exercise price must be no less than 110% of fair market value of the stock. Fair market value is defined as the bid price on the date of grant of the option.

    The intention of management is to use the plan to retain and reward key employees of the company.

    In calendar year 1995, the Company provided a medical and health insurance program for all salaried and office employees. All full-time salaried and office employees of the Company were entitled to the payment by the Company of health insurance premiums after certain mandatory waiting periods.

                                      BUSINESS

    1.1 GENERAL DESCRIPTION OF THE BUSINESS OF THE COMPANY - MARKETING AND MARKET SEGMENT INFORMATION. Dynatec International, Inc., is engaged in the manufacture and distribution of consumer products.

TELEPHONE ACCESSORIES.

    Historically the telephone accessory products have been the principal source of revenues for the Company. The telephone shoulder rest products are currently distributed by the Company under the trade names of "Softalk" (R) "Mini-Softalk" (TM) "Softalk II" and "Universal Phone Rest". Other telephone accessory products include "Twisstop," "Twist Cord," "Value Pack" and Telephone Accessory Packaging.

    In the six month transitional period ended December 31, 1995, revenues from the telephone accessory products accounted for 62.7% of the total revenues of the Company. In fiscal years 1995 and 1994 the telephone accessories accounted for 61.2% and 62.7% respectively, of revenues of the Company.

    It is anticipated that this segment will account for a similar percentage
of Company revenues in calendar year 1996.   Sixteen percent of the telephone
accessory products revenues and ten percent of total Company revenues are derived through sales to AT&T. United Stationers accounted for thirteen percent of telephone accessory products revenues and eight percent of total company revenues. Gemini Industries accounted for twenty four percent of telephone accessories revenue and fifteen percent of total company revenue. S.P. Richards accounted for thirteen percent of telephone accessory revenue and eight percent of total company revenue. These products are additionally sold principally through Sears stores, various office products stores and office products super stores. The Company began to package various telephone accessory items for AT&T Technology in fiscal year 1995. Revenues from packaging in the six month period amounted to $61,900. AT&T has made the decision to discontinue the packaging.

HARDWARE/HOUSEWARES PRODUCTS.

    During the six month transitional period ended December 31, 1995, the hardware/housewares products of the Company accounted for 27.0% of the revenues of the Company. In fiscal years 1995 and 1994 this segment accounted for 27.0% and 23.3% respectively, of the revenues of the Company. The hardware products currently being sold by the Company include the "Expand-A-Shelf", "Mini Expand-A-Shelf", "Mega Expand-A-Shelf", "Expandable Book Shelf", "Sofstop", "Cover-Up", "Hide It", "Sofstop II", "The Wedge", "Super Wedge" and "Fuji Film."

    During the six month transitional period ended December 31, 1995, thirty two percent of the Hardware Products segment sales were made to National Hardware Manufacturing. The sales to National represented nine percent of total company revenues.

    The hardware products are being sold directly to retail stores, distributors and catalogs including National Manufacturing, Lechters, Container Store, Home Depot, Hannover House, Target, Williams Sonoma and others.

BATTERY PRODUCT LINE.

    In fiscal year 1993 the company signed a distribution agreement to represent Fuji Novel Batteries in various domestic markets. In fiscal years 1994 and 1995 the company renewed the agreement and obtained the rights to Mexico. The company mainly markets dry cell alkaline batteries. The company markets the majority of the batteries to office product dealers and wholesalers as well as several accounts in Mexico. During the six month transitional period ended December 31, 1995 the battery product line sales were ten percent of total company revenues. The company has not renewed the license agreement due to low margins and a price increase from Fuji for 1996.

MISCELLANEOUS PRODUCTS.

    Miscellaneous products of the Company include the "Softalk Erasable Board" a soft wipe erasable planning board for office and personal use.

    The miscellaneous products segment accounted for less than one percent of total Company revenues in the six month transitional period ended December 31, 1995. In 1994 and 1993 it accounted for less than one percent and 1.3% of the revenues of the Company.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITIONS AND RESULTS OF OPERATIONS.

    The Consolidated Statements of Financial Position of the Company, as shown in the financial statements attached hereto, reflect the financial position of the Company.

    The Consolidated Statements of Operations of the Company, as shown in the attached financial statements, reflect the Company's operations.

    Results of Operations: For the six month transitional period ended December 31, 1995, the Company experienced total revenues of $5,230,971 compared to total revenues of $8,979,939 in the prior twelve month fiscal year ended June 30, 1995. Revenues for the six month period ended December 31, 1994 were $4,876,650. Comparative period revenues increased $354,321 or 7%.

    In the six month transitional period ended December 31, 1995, there was an increase of $468,429 (17%) in the revenues generated from the telephone accessory product segment of the Company. This increase was a result of several factors including a decrease in the sales of Softalk of $171,958 (16%), an increase in Mini Softalk sales of $60,250 (26%) and an increase in Universal Softalk sales of $288,727 (212%). The Softalk II experienced a sales increase of $226,516 (93%) over the prior six month period ended December 31, 1994. The Value Pack product experienced sales of $13,659. Collectively the shoulder rest products had increased sales of $417,194. The increase is mainly attributable to increased superstore sales and additional sales to wholesalers. The Twisstop product revenues increased by $129,404 (15%). The Twist Cord product experienced a sales increase of $14,425 (20%). The Twisstop and Twist Cord products increased due to increased sales to customers and wholesalers. The Company began packaging for AT&T in fiscal 1995. During the year, the Company packaged a line of cellular accessory products for AT&T. Total packaging revenues amounted to $61,900 for the six month transitional period ended December 31, 1995. This represents a decrease of $92,594 (60%) over the same period of the prior fiscal year. AT&T has made the decision to discontinue product packaging.

    The Hardware/Housewares products segment produced an increase in revenues during the six month transitional period ended December 31, 1995 of $154,246 or 12%.

    The increase in the hardware products segment is partially a result of an increase in sales of the shelf products. Expand-A-Shelf and Mini Expand-A-Shelf increased sales by $35,675 (7%), and $2,012 (4%) respectively. Collectively the shelf products accounted for revenues of $792,635. The shelf sales increases are due to an expanded customer base as well as the increased market penetration of the Expand-A-Shelf and Mini Shelves. The Mega Expand-A-Shelf experienced a sales decrease of $33,164 (13%) during the six month transitional period ended December 31, 1995. The Coverup line had decreased sales of $6,141 (3%), while the Sofstop line showed an increase of $117,545 (88%). During fiscal year 1995 the company introduced the Hide It door bump product. This product experienced sales of $2,126.

    The Wedge product line sales increased by $3,930 (7%) over the same period for the prior calendar year.

    The Expandable Bookshelf product was introduced in the transitional period and enjoyed sales of $50,604.

    Fuji Film products showed a sales decrease of $5,245 (17%) for the six month transitional period ended December 31, 1995

    Miscellaneous product sales were $13,750 all from the erasable boards. These declined in sales by $7,616 (36%).

    The battery product line experienced sales of $524,103 in the six month transitional period ended December 31, 1995, compared to sales of $784,841 for the prior six month period ended December 31, 1994. This represents a decrease of $260,738 (36%) mainly attributed to the economic crises in Mexico as well as the decision by the Company late in the year to discontinue the battery line as a business.

    Net income increased from a net income of $20,931 for the six month period ended December 31, 1994 to a net income of $64,183 over the six month period ended December 31, 1995. The increase can be substantially attributable to the increase in sales of the most profitable items of the Company.

    LIQUIDITY AND CAPITAL RESOURCES: During the six month transitional period ended December 31, 1995, the company experienced an increase in its cash position of $53,361. The cash position increase is a function of a net decrease in cash provided by investing activities due mainly to capital expenditures, a net increase in cash from financing activities (line of credit borrowings) and an increase in cash provided from operations.

    Long-term liabilities increased from $443,562 at June 30, 1995 to $554,488 at December 31, 1995. Short term liabilities increased from $1,702,061 at June 30, 1995 to $2,733,300 at December 31, 1995. The increase is due to increased debt, particularly the construction of a warehouse and office facility and the debt incurred with that construction. Upon completion of long-term financing, the short-term liabilities will decrease thereby improving current ratios. The long-term project financing is expected to be consummated in the fall of 1996. Stockholders' equity increased from $2,698,310 for fiscal year ended June 30, 1995 to $2,782,641 for the six month transitional period ended December 31, 1995.

    Total debt to worth ratio was .79 at fiscal year-end 1995 versus 1.18 at December 31, 1995.

    The ratio of total current assets to total current liabilities was 1.75 at the end of fiscal 1995 compared to 1.17 at December 31, 1995. The changes in the debt to work and current ratios are due mainly to construction financing as explained above in the Liquidity and Capital resources paragraph.

    Impact of Inflation and Changing Prices: There was some impact on the Company by reason of inflation during the past fiscal year. Freight carriers used by the Company increased their rates in calendar year 1995. Also, prices increased for raw materials used in injection and blow molded products as well as for packaging.


                     FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

    Reference is made to the consolidated statements of Financial position and operations of the company which are incorporated as part of this proxy statement and which contain the Consolidated Financial Statements for fiscal years 1995, 1994 and the six month transitional period ended December 31, 1995. Reference is also made to "Impact of Inflation and Changing Prices" set forth above.

    The Consolidated Statements of Financial Position of the Company, as shown in the Financial Statements, reflect the financial position of the Company.

    The Consolidated Statements of Operations of the Company, as shown in the Financial Statements, reflect the Company's operations.

SELECTED FINANCIAL DATA

    The selected financial data set forth below should be read in connection with, and is limited by, the more complete information in the attached Consolidated Financial Statements and notes thereto.

                           Transition
                           Period                                 Fiscal Year Ended
                           Ended 12/31/95    1995          1994          1993        1992          1991
                           --------------    -------------------------------------------------------------
Revenues
 Telephone
  accessories                 3,278,000    5,495,000     5,659,000    5,763,000    4,624,000    4,086,000
 Hardware Products            1,415,000    2,423,000     2,100,000    1,673,000    1,408,000      953,000
 Batteries                      524,000    1,032,000     1,187,000            -            -            -
 Other                           14,000       30,000        75,000       98,000      141,000       92,000
                              ---------    ---------     ---------    ---------    ---------    ---------
   Total Revenues             5,231,000    8,980,000     9,021,000    7,534,000    6,173,000    5,131,000
Income (loss) from
 continuing operations
 before taxes                   110,000      (28,000)      346,000      511,000      430,000       50,000
Income tax expense
 (benefit)                       46,000       33,000        55,000        3,000        3,000       11,000
Income (loss) from
 continuing operations           64,000        5,000       291,000      508,000      427,000       39,000
Discontinued Operations               -            -             -            -            -     (394,000)
Extraordinary Items                   -            -             -            -            -            -
Net Income (loss)                64,000        5,000       291,000      508,000      427,000     (355,000)
Total assets                  6,070,000    4,844,000     4,279,000    3,598,000    2,963,000    2,522,000
Stockholder's equity          2,783,000    2,698,000     2,678,000    2,008,000    1,502,000    1,053,000
Long term debt                  584,488      444,000       419,000      560,000      136,000      198,000
Shares outstanding              941,000      935,000       874,000      767,000    3,841,000    3,665,000

Earnings (loss) per share (1):
 Continuing operations              .07          .01           .35          .66          .56          .06
 Discontinued Operations              -            -             -            -            -         (.54)
 Extraordinary items                  -            -             -            -            -            -
                              ---------    ---------     ---------    ---------    ---------    ---------
Net Earnings (loss) per
 share                              .07          .01           .35          .66          .56         (.48)
                              ---------    ---------     ---------    ---------    ---------    ---------
                              ---------    ---------     ---------    ---------    ---------    ---------

    (1) Earnings per share calculations reflect 10-for-1 reverse stock split in June, 1990 and 5-for-1 reverse split in November 1992.

                              SECURITIES OF THE COMPANY
                          MARKET INFORMATION AND DIVIDENDS

    The stock of the Company is traded over-the-counter primarily in the states of California, Illinois, Florida, New York, Texas, and Utah. The Company's stock is listed on the NASD Automated Quotation System (NASDAQ), under the symbol DYNX. As of the 26th day of August, 1996 there were 1,174 record holders of the stock of the Company and 945,423 shares of stock were outstanding. Provided below is the price range of the Company's stock for the three most recent fiscal years, and as of the record date. The referenced quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

                             PRICE RANGE OF COMMON STOCK

                                     Bid Prices

Calendar Year                High                Low
- -------------                ----                ---
1993 - 1st Quarter           2.80                1.90

1993 - 2nd Quarter           2.38                1.55

1993 - 3rd Quarter           7.00                3.25

1993 - 4th Quarter           6.13                5.13

1994 - 1st Quarter           6.00                5.25

1994 - 2nd Quarter           6.38                5.38

1994 - 3rd Quarter           7.00                6.25

1994 - 4th Quarter           7.38                6.75

1995 - 1st Quarter           7.50                7.00

1995 - 2nd Quarter           7.38                7.00

1995 - 3rd Quarter           7.75                6.50

1995 - 4th Quarter           6.50                6.25

August 26, 1996              4.00                4.00


    The Company has paid no dividends on common stock during its two most recent years, and has no present intention to pay dividends in calendar year 1996.

                    CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

    The Company's subsidiary, Softalk, Inc. maintains a royalty agreement for patent and trade-mark rights on telephone accessories from WAC Research, a Utah corporation. Donald M. Wood, CEO and director of the Company is the beneficial owner of one-half of WAC Research. In August 1986, WAC Research, Inc. purchased a 10% royalty right from the inventor of Softalk and related products in a private transaction. This involved both cash and stock in a transaction valued between one and two million dollars being paid to Practical Innovations, Inc.
At that time, WAC determined in conjunction with the Board of Directors of Dynatec that the 10% royalty was onerous and not sustainable; therefore, WAC agreed to lower the royalty to 5%.

    It is anticipated that approximately $200,000 of royalties will be accrued or paid to WAC Research in calendar year 1996. During the six month transitional period ended December 31, 1995 Softalk, Inc. paid $70,000 to WAC Research in payment of royalties.

    Mr. Wood, the CEO and a Director of the Company, has guaranteed certain bank lines of credit and an equipment loan of the Company. The balances owing on the bank lines and loans at December 31, 1995 were $2,242,727. During the six month transitional period ended December 31, 1995, the highest amount of the bank lines and equipment notes was $2,242,727.

    Mr. Wood, the CEO and a Director of the Company is the beneficial owner of rental property in Park City, Utah which the Company leases on an annual basis. The Company uses the property for travel, promotional work, lodging and entertainment for customers, suppliers and employees. The total amount paid by the Company for operating, maintenance and general care of the property for the six month transitional period ended December 31, 1995 was $42,000.

    During 1995, the Company sold all rights and interest in various discontinued products to WAC Research for $150,000 in the form of a demand note bearing 8% interest. As part of the transaction, inventory and molds were also sold at cost to WAC. During calendar years 1996 and 1995, WAC assumed responsibility for various travel and other expenses related to Dynatec.

    Over the past several years WAC has entered into various agreements with Dynatec including the reduction of royalties which has helped Dynatec increase
it's profitability and cash flow.   In fact, WAC has significantly lowered
royalties in the past to accommodate Dynatec.

    The royalty reduction, purchase of molds, rights and products, as well as the assumption of expenses as explained above were done in an effort to increase the profitability and/or cash flows of the Company. Management is currently negotiating with WAC Research in regards to the disposition of these items. Management is confident that a solution beneficial to the Company can be reached with WAC.

                         SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1997 must submit the same in writing so as to be received at the executive office of the Company on or before January 1, 1997. Such proposals must also meet the other requirements of the rules of the Securities & Exchange Commission relating to stockholders' proposals.

                                ADDITIONAL INFORMATION

    The Annual Report on Form 10-KSB for the six month transitional period ending December 31, 1995 and fiscal years ending June 30, 1995, and 1994 including the financial statements, selected financial data, Management's Discussion and analysis of financial condition, and schedules thereto, is hereby incorporated by reference into this Proxy Statement. A copy of any of the above mentioned documents are available without charge to stockholders upon written request to the secretary of the Company, Dynatec International, Inc., 3820 West Great Lakes Drive, Salt Lake City, Utah 84120.

    THE STATEMENTS IN THIS PROXY STATEMENT AND ACCOMPANYING MATERIALS ARE FOR THE INFORMATION OF SHAREHOLDERS OF DYNATEC INTERNATIONAL, INC. THIS PROXY STATEMENT AND ACCOMPANYING DOCUMENTS ARE NEITHER AN OFFER TO SELL NOR A SOLICITATION OF OFFERS TO BUY ANY SECURITIES. NO ONE SHOULD BUY OR SELL ANY SECURITY BY REASON OF ANY STATEMENT IN THIS PROXY STATEMENT, OR ANY ACCOMPANYING MATERIALS.

    DATED this 30th day of August, 1996.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                  ----------------------------------------
                                  David J. White, Secretary

                         DYNATEC INTERNATIONAL, INC.
                         3820 West Great Lakes Drive
                           Salt Lake City, UT 84120

                 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                TO BE HELD ON

                              NOVEMBER 12, 1996

                    THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS

    The undersigned shareholder(s) appoint(s) Donald M. Wood with power of substitution, to represent and to vote on behalf of the undersigned, all of the shares of Common Stock of Dynatec International, Inc., which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Company headquarters, 3820 West Great Lakes Drive, Salt Lake City, Utah, Tuesday, November 12, 1996 at 2:00 p.m., and at any adjournment thereof, revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the accompanying Proxy Statement, receipt of which is hereby acknowledged.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) and (2).

1.  ELECTION OF DIRECTORS

    ( ) For all nominees listed below (except as marked to the contrary below).

    ( ) Withhold authority to vote for all nominees listed below.

Donald M. Wood        Fredrick R. Jack        David J. White

Reed D. Newbold       Frederick W. Volcansek

INSTRUCTION:     (To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below).

- -------------------------------------------------------------------------------

2. PROPOSAL TO APPROVE THE APPOINTMENT of Kartchner & Purser as the independent public accountants of the corporation.

                 ( )  FOR         ( ) AGAINST         ( ) ABSTAIN

3.  PROPOSAL TO APPROVE THE 1996 Employee Incentive Stock Option Plan.

                 ( )  FOR         ( ) AGAINST         ( ) ABSTAIN

4. In their discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Where direction is not made, this proxy will be voted for proposals 1, 2 and 3.

Please sign exactly as the name appears on the stock certificate as shown on the label below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. If you sign for a partnership, please sign partnership name by an authorized person.


    DATED this _________ day of ___________ 1996.


Our records indicate the following:
                                    -----------------------------------
                                                Signature

                                    -----------------------------------
                                        Signature (if held jointly)


             PLEASE MARK, DATE, SIGN, AND RETURN THE PROXY BALLOT
                   PROMPTLY USING THE ENCLOSED ENVELOPE.

            IF YOU ARE NOT IN AGREEMENT WITH THE INFORMATION ABOVE
                              PLEASE NOTE HERE.